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                                                                    Exhibit 99.1


                           SUN HEALTHCARE GROUP, INC.

                                        Contact:  Marjorie Goldstein (investors)
                                                         Phyllis Goodman (media)
                                                                    505-821-3355

     SUN HEALTHCARE GROUP PREVENTED FROM MAKING INTEREST PAYMENT ON BONDS

      ALBUQUERQUE, N.M. May 31, 1999 - Sun Healthcare Group, Inc. (NYSE:SHG) announced today that the waiver of covenant defaults under its bank agreement expired on May 28, and that it will not make the May 31 semiannual interest payment on the company's 9? % Subordinated Notes. Although the company has the funds to make the payment, its bank lenders have exercised a contractual right blocking the company's ability to do so.

      The company continues to have discussions with its banks about a long-term amendment of its credit facility. However, unless lifted by the banks, the payment block will continue until Nov. 23, 1999. The company believes it has sufficient funds to pay its day-to-day trade obligations.

      Separately, Sun announced the retention of Donaldson, Lufkin & Jenrette as financial adviser to the company.

      Headquartered  in  Albuquerque,  N.M.,  Sun Healthcare  Group,  Inc., is a
diversified international long-term care provider. Sun companies operate long-term and postacute care facilities in the United States, the United Kingdom, Spain, Germany and Australia. Sun subsidiaries provide therapy and pharmacy services, fulfill the medical supply needs of nursing homes, and offer a comprehensive array of ancillary services for the healthcare industry.

      Statements contained in this press release that are not historical statements, including but not limited to statements containing the word "believe," constitute forward-looking statements within the meaning of federal law. The company cautions investors that forward-looking statements are not guarantees of future performance, and they are subject to numerous uncertainties and risks that could cause the company's actual results or performance to materially differ from management's current expectations. These uncertainties and risks include but are not limited to the company's ability to obtain an amendment to its bank credit facility, the company's continuing ability to service its debt obligations, the company's ability to successfully implement its plans to respond to PPS, the effects of changes in laws and regulations affecting the healthcare industry, the integration of company acquisitions in recent years, and such other factors as detailed from time to time in the company's SEC filings including Sun's annual report on form 10-K/A for the fiscal year ended December 31, 1998.